                                                                   EXHIBIT 10.18




                                  CONFIDENTIAL





                            ASSET PURCHASE AGREEMENT




                                     BETWEEN




                          MONARCH MANUFACTURING COMPANY

                                    AS BUYER

                                       AND

                          AMERICAN WEATHER-SEAL COMPANY


                                    AS SELLER

                                   DATED AS OF




                                OCTOBER 15, 2002

                                TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS...............................................................6
     1.1      Definitions...........................................................6

ARTICLE 2 SALE AND PURCHASE OF THE ASSETS...........................................7
     2.1      Transferred Assets....................................................7
     2.2      Excluded Assets.......................................................8
     2.3      Assumption of Liabilities.............................................9
     2.4      Excluded Liabilities.................................................10

ARTICLE 3 THE CLOSING; PURCHASE PRICE..............................................11
     3.1      Place and Date.......................................................11
     3.2      Purchase Price.......................................................11
     3.3      Deposit..............................................................11
     3.4      Allocation of Purchase Price.........................................11
     3.5      Deliveries...........................................................12
     3.6      Working Capital Adjustment...........................................12
     3.7      Consents of Third Parties............................................13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER.................................14
     4.1      Organization, Standing, Etc. of Seller...............................14
     4.2      Corporate Authorization..............................................14
     4.3      Enforceability.......................................................14
     4.4      Governmental Authorizations and Consents.............................14
     4.5      Financial Statements.................................................14
     4.6      Absence of Certain Changes or Events.................................15
     4.7      Title to Transferred Assets..........................................15
     4.8      Transferred Intellectual Property....................................15
     4.9      Assumed Contracts....................................................15
     4.10     Licenses and Permits.................................................15
     4.11     Environmental Compliance.............................................15
     4.12     Benefit Plans........................................................16
     4.13     Brokers..............................................................16
     4.14     Taxes................................................................16
     4.15     Compliance with Law..................................................16
     4.16     Product Warranties...................................................16
     4.17     No Other Representations and Warranties..............................17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER..................................17
     5.1      Organization and Standing of Buyer...................................17
     5.2      Authorization........................................................17
     5.3      Enforceability.......................................................17
     5.4      Compliance with Other Instruments and Laws...........................17
     5.5      Governmental Authorizations and Consents.............................17
     5.6      Access...............................................................18
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                                     - i -

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     5.7      Brokers..............................................................18
     5.8      Buyer Awareness......................................................18

ARTICLE 6 COVENANTS RELATING TO PERSONNEL ARRANGEMENTS.............................18
     6.1      Transferee Employees...................................................
     6.2      COBRA Obligations....................................................18
     6.3      Plans, Benefits and Policies.........................................18

ARTICLE 7 COVENANTS OF SELLER......................................................19
     7.1      Conduct of Business..................................................19
     7.2      Access...............................................................20

ARTICLE 8 COVENANTS OF BUYER.......................................................20
     8.1      Investigation........................................................20
     8.2      Assistance with Respect to Excluded Assets...........................20

ARTICLE 9 COVENANTS OF BOTH PARTIES................................................21
     9.1      Commercially Reasonable Efforts......................................21
     9.2      Governmental Filings...................................................
     9.3      Public Announcements.................................................21
     9.4      Use of Business Names by Buyer.......................................21
     9.5      Consents; Cooperation................................................22
     9.6      Communications with Customers and Suppliers..........................22
     9.7      Liability for Transfer Taxes.........................................23
     9.8      Books and Records....................................................23
     9.9      Tax Matters..........................................................23
     9.10     Confidentiality......................................................24
     9.11     Transition Period Assistance.........................................25

ARTICLE 10 BUYER PROTECTIONS:  OVERBIDDING PROCEDURES AND BREAK-UP FEES............25
     10.1     Bankruptcy Court Approvals...........................................25
     10.2     Bidding Procedures...................................................26

ARTICLE 11 CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE.............................28
     11.1     Accuracy of Representations and Warranties...........................28
     11.2     Performance..........................................................28
     11.3     No Conflict..........................................................29
     11.4     Certificate..........................................................29
     11.5     Bankruptcy Court Approval............................................29
     11.6     Consents.............................................................29
     11.7     Transfer Documents...................................................29
     11.8     Transaction Documents................................................29
     11.9     Further Instruments..................................................29
     11.10    Transition Services Agreement........................................30

ARTICLE 12 CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE............................30
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                                      -ii-


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     12.1     Accuracy of Representations and Warranties...........................30
     12.2     Performance..........................................................30
     12.3     No Conflict..........................................................30
     12.4     Certificate..........................................................30
     12.5     Bankruptcy Court Approval............................................30
     12.6     Consents.............................................................30
     12.7     Assumption Agreement.................................................30
     12.8     Transaction Documents................................................31
     12.9     Further Instruments..................................................31
     12.10    Payment..............................................................31
     12.11    Transition Services Agreement........................................31

ARTICLE 13 TERMINATION.............................................................31
     13.1     Right to Terminate Agreement.........................................31
     13.2     Return of Deposit After Termination..................................32

ARTICLE 14 MISCELLANEOUS...........................................................32
     14.1     Expiration of Representations, Warranties and Covenants..............32
     14.2     Disclaimer of Projections, Etc.......................................32

ARTICLE 15 AGREEMENT CONVENTIONS...................................................32
     15.1     Further Assurances...................................................32
     15.2     Notices..............................................................32
     15.3     Assignment...........................................................34
     15.4     Entire Agreement; Amendment; Governing Law; Etc......................34
     15.5     Consent to Jurisdiction..............................................35
     15.6     Severability.........................................................35
     15.7     Reliance on Counsel and Other Advisors...............................35
     15.8     Exhibits and Schedules...............................................35
     15.9     Rules of Construction................................................35
     15.10    Counterparts.........................................................36

EXHIBIT A        Definitions.......................................................38
EXHIBIT B        Sample Working Capital Calculation................................45
EXHIBIT C        Bidding Procedures, Motion and Form of Bidding Procedures Order...46
EXHIBIT D        Sale Motion and Form of Sale Order................................47
EXHIBIT E        Transition Services Agreement.....................................48
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                                     -iii-

                                    SCHEDULES

Schedule          Subject Matter
--------          --------------
2.1(c)            Owned and Leased Real Property

2.1(d)            Transferred Intellectual Property

2.2(g)            Excluded Litigation Rights

2.3(c)            Assumed Liabilities

2.4(i)            Other Excluded Liabilities

4.6               Exceptions to Ordinary Course

4.7               Title to Transferred Assets

4.9               Assumed Contracts

4.10              Licenses, Permits and Exceptions

4.11              Environmental Compliance Exceptions

4.12              Benefit Plans

4.14              Tax Matters

4.16              Product Warranties

5.5               Government Authorizations and Consents Required By Buyer

7.1               Conduct of Business

11.6              Consents as Conditions to Obligations

                                    EXHIBITS

A.       Definitions

B.       Sample Working Capital Calculation

C.       Bidding Procedures Motion and Form of Bidding Procedures Order

D.       Sale Motion and Form of Sale Order

E.       Transition Services Agreement

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 15, 2002, by and between MONARCH MANUFACTURING COMPANY, an IOWA corporation ("BUYER"), on the one hand, and AMERICAN WEATHER-SEAL COMPANY, a Delaware corporation ("AWS" or "SELLER"), on the other hand.

                                    RECITALS

         WHEREAS, Seller, among others, filed a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code ("BANKRUPTCY CODE") on December 18, 2000 (the "FILING DATE") in the United States Bankruptcy Court for the Northern District of Ohio ("BANKRUPTCY COURT") which case is being jointly administered as Case No. 00-43726 ("BANKRUPTCY CASE");

         WHEREAS, AWS is a wholly owned subsidiary of American Architectural Products Corporation ("AAPC");

         WHEREAS, AWS is engaged in the business of the manufacture, sale and installation of vinyl windows, doors and related products for residential, institutional and commercial markets;

         WHEREAS, AWS is known as the "BUSINESS";

         WHEREAS, Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Transferred Assets (as defined in Exhibit A), and Seller wishes to assume and assign to Buyer and Buyer has agreed to assume the Assumed Liabilities (as defined in Exhibit A), with the approval of the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, all for the Purchase Price (as defined in Exhibit A), and upon the terms and subject to the conditions, herein set forth; and

         WHEREAS, the transactions contemplated by this Agreement involve a sale, other than in the ordinary course of business, of certain of Seller's assets and properties out of Seller's bankruptcy estate pursuant to Bankruptcy Code Sections 363 and 365.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

         1.1 DEFINITIONS. The definitions set forth in Exhibit A are incorporated herein by reference.

                                   ARTICLE 2

                         SALE AND PURCHASE OF THE ASSETS

         2.1 TRANSFERRED ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, except as set forth in this Agreement, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the properties, assets, contracts and rights of Seller used in the Business, other than the Excluded Assets (collectively, the "TRANSFERRED ASSETS"). The Transferred Assets include, without limitation, the following:

            (a) all of the Fixed Assets specific to the Business;

            (b) all of the Accounts Receivable, other than Intercompany Receivables, specific to the Business;

            (c) all rights and ownership interest of Seller in the owned and leased real property listed on SCHEDULE 2.1(c);

            (d) rights in respect of the Transferred Intellectual Property specific to the Business and identified in SCHEDULE 2.1(d);

            (e) to the extent transferable, all of Seller's rights under the Assumed Contracts;

            (f) all inventories of goods, office and other supplies located at the Transferred Facilities or used in the Business;

            (g) all of the prepaid expenses and security deposits that relate to any of the Assumed Contracts;

            (h) customer lists, files and all of the Books and Records of the Business;

            (i) to the extent their transfer is permitted by Applicable Law, all Consents and Permits specific to the Transferred Facilities, the Transferred Assets or the Business;

            (j) to the extent transferable, all rights under express or implied warranties from or rights against Seller's suppliers with respect to the Transferred Assets or the Assumed Contracts;

            (k) all rights to causes of action, lawsuits, claims and demands of any nature available to Seller that are specific to the Transferred Assets, the Assumed Liabilities or to the Business, other than (i) avoidance actions under the Bankruptcy Code and (ii) causes of action, lawsuits, claims and demands referred to in SCHEDULE 2.2(g);

            (l) to the extent transferable, all guarantees, warranties, indemnities, bonds, letters of credit and similar arrangements that run in favor of Seller in connection with the Transferred Assets;

            (m) the retentions and advances that relate to the Assumed
Contracts;

            (n) additional assets of the Business acquired in the ordinary course of business between the date hereof and the Closing Date;

            (o) business names of the Business;

            (p) telephone and facsimile numbers of the Business;

            (q) e-mail addresses and web sites of the Business;

            (r) to the extent transferable, software used in the Business;

            (s) all of Seller's rights and interests under all outstanding purchase orders entered into by Seller for the purchase of goods or services used in the Business; and

            (t) to the extent transferable and used in the Business, all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

         2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include, and Buyer shall not purchase or acquire any right, title or interest of Seller in or to any of the following (herein referred to collectively as the "EXCLUDED ASSETS"):

            (a) except to the extent expressly set forth in the Transaction Documents, the names and marks "American Architectural Products Corporation" and "AAPC" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "American Architectural Products Corporation" or "AAPC" (the "EXCLUDED INTELLECTUAL PROPERTY");

            (b) any rights of Seller in intellectual property, intangible property rights, license agreements and software licenses not within the definition of Transferred Intellectual Property;

            (c) all collateral posted by Seller or its Affiliates associated with any bonds, letters of credit and similar arrangements provided by Seller that run in favor of third parties;

            (d) Intercompany Receivables and payables arising between or among the Business and the balance of AAPC's business from the conduct of the Business prior to the Closing Date (including without limitation any prepaid assets associated with AAPC's property, general liability and automobile insurance policies);

            (e) all books and records relating to or used in the business of Seller and not specific to the Business, Seller's corporate franchise and stock record books, corporate seal, corporate record books containing minutes of meetings of directors and stockholders, tax returns and records;

            (f) all Policies maintained by Seller, and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such Policies;

            (g) all rights to causes of action, lawsuits, claims and demands listed on SCHEDULE 2.2(g) and any rights accruing under this Agreement;

            (h) all right, title and interest of Seller in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof prior to the Closing Date, but only to the extent such corresponding tax liability is not assumed by Buyer;

            (i) all assets relating to Benefit Plans;

            (j) all prepaid expenses and security deposits other than those transferred pursuant to Section 2.1(g);

            (k) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

            (l) all cash and cash equivalents and similar type investments specific to the Business, such as certificates of deposit, treasury bills and other marketable securities;

            (m) the services available to Seller that are not specific to the Business as conducted prior to the Closing Date;

            (n) except to the extent transferable and specific to the Transferred Assets, permits related to the conduct of the Business;

            (o) all contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code by Seller prior to the Closing Date;

            (p) any properties, assets, contracts and rights of Seller not constituting a part of the Transferred Assets;

            (q) the assets and properties used in the Business which have been disposed of since the date of this Agreement, provided such disposition has been made in accordance with the terms hereof and in the ordinary course of business consistent with past practice;

            (r) any shares of capital stock or debenture of Seller; and

            (s) any projections, descriptive brochures or other sales related documentation prepared in connection with the sale of the Transferred Assets.

For the avoidance of doubt, and in those instances where certain categories of Transferred Assets are expressly described as those being specific either to the Business or to any other assets otherwise transferred hereby, or as otherwise specified, the term "Excluded Assets" shall include properties, assets, contracts and rights of the Business which are not primarily used in the Business. Notwithstanding the foregoing, it is the intention of the parties that Buyer is buying and shall have the benefit of all assets currently used and necessary to operate the Business.

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due all of the Liabilities and obligations relating to the Transferred Assets and the Business (other than the Excluded Liabilities), including, without limitation, the following:

            (a) Liabilities and obligations of Seller to be performed from and after the Closing Date under or relating to the Transferred Assets, Assumed Contracts and the Transferred Facilities;

            (b) all Liabilities and obligations relating to or arising out of the conduct of the Business on or after the Closing Date;

            (c) all Liabilities identified on SCHEDULE 2.3(c) and reflected on the Financial Statements but only to the extent incurred on or after the Filing Date; and

            (d) all Liabilities with respect to warranty claims relating to the Business arising solely out of the express terms of Seller's warranty Contracts with its customers that are in the form of (and solely in the form of) the express warranties identified on Schedule 4.16 hereto and that relate solely to products sold by Seller with respect to the Business on or after the Filing Date, excluding Liabilities for personal injury or damage to property other than the windows and doors manufactured by Seller and sold to such customers.

         The Liabilities and obligations described in clauses (a) through (d) are collectively referred to as the "ASSUMED LIABILITIES."

         2.4 EXCLUDED LIABILITIES. Except as specifically set forth in Section
2.3 and elsewhere in the Transaction Documents, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, the following debts, claims, commitments, liabilities and obligations of Seller and the Business (the "EXCLUDED LIABILITIES"):

            (a) all Tax liabilities, including penalties and interest, in respect of periods prior to the Closing Date;

            (b) all indebtedness for borrowed money relating to the conduct of the Business for all periods prior to the Closing Date;

            (c) Liabilities arising directly out of the Excluded Assets;

            (d) any Environmental Liabilities relating to or arising out of (1) the acts or omissions of Seller, (2) the acts or omissions of any person prior to the Closing Date related to Seller, the Business or the Transferred Assets, or (3) the use, handling, storage, treatment or disposal of any Hazardous Materials related to Seller, the Business or the Transferred Assets prior to the Closing Date;

            (e) Inter-company payables and receivables between or among the Business and the balance of AAPC's business arising from the conduct of the Business prior to the Closing Date;

            (f) Liabilities and obligations under Benefit Plans;

            (g) all trade payables and obligations incurred prior to the Filing Date;

            (h) all amounts owing to employees of Seller under the Key Employee Retention Program, as approved and described by the Bankruptcy Court Order in Orders dated June 11, 2001 and June 12, 2002;

            (i) the Liabilities, if any, listed on SCHEDULE 2.4(i); and

            (j) any Liabilities relating to pending or threatened litigation, warranty claims (other than those included in the Assumed Liabilities), or bankruptcy and any Liability of Seller for costs and expenses incurred in connection with the Contemplated Transactions, including, without limitation, any broker's or finder's commission, fee or similar compensation;

            (k) any actual or alleged violation by Seller or any of its Affiliates of any Applicable Law;

            (l) any infringement or alleged infringement of the rights of any Person arising out of the use of any of the Transferred Intellectual Property in connection with the Business prior to the Effective Time;

            (m) except as reflected on Schedule 2.3(c), any workers compensation claims relating to the Business for any period prior to the Effective Time; and

            (n) except for items specifically included in the Assumed Liabilities, all Liabilities of Seller relating to or arising out of any act, event or omission occurring prior to the Effective Time.

                                   ARTICLE 3

                           THE CLOSING; PURCHASE PRICE

         3.1 PLACE AND DATE. The closing of the sale and purchase of the Transferred Assets (the "CLOSING") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time, not later than (i) five business days following the satisfaction or waiver of the conditions referred to in Articles 11 and 12 or (ii) seven business days after the Sale Order is entered, whichever is later, at such place upon which the parties may agree. The day on which the Closing actually occurs is sometimes referred to herein as the "Closing Date." Notwithstanding the actual time of Closing on the CLOSING DATE, the Closing shall be deemed to have occurred as of 12:01 a.m., local time, on the Closing Date (the "EFFECTIVE TIME").

         3.2 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, the purchase price shall be U.S. $6,625,000.00 (the "CASH PORTION") plus the assumption of the Assumed Liabilities plus or minus, as applicable, the Working Capital Adjustment (collectively the "PURCHASE PRICE").

         3.3 DEPOSIT. Simultaneously with the execution of this Agreement, the Buyer shall deliver to Squire, Sanders & Dempsey, L.L.P. attorneys for Seller an amount equal to U.S.$150,000.00 (the "DEPOSIT") as a deposit toward the Cash Portion of the Purchase Price. The Deposit shall be held and invested in an interest bearing account, the proceeds of which shall be included in the Deposit for the benefit of either Buyer or Seller, as the case may be.

         3.4 ALLOCATION OF PURCHASE PRICE.

            (a) The parties shall allocate the aggregate consideration received by Seller with respect to the Transferred Assets and the assumption of the Assumed Liabilities, in accordance with Section 1060 of the Tax Code, as mutually agreed to by the parties within seven (7) business days following the parties' agreement with respect to the Working Capital Adjustment pursuant to the procedure described below. Subject to the requirements of any applicable Tax law or election, all such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Tax Code or any similar provisions of state or local law and all relevant Income Tax Returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding with respect to Income Taxes that is inconsistent with such mutually agreed to allocations without the prior written consent of the other party, in the consenting party's commercially reasonable discretion. The parties shall exercise commercially reasonable efforts to support such mutually agreed to reported allocations in any audit proceedings initiated by any taxing authority.

             (b) Within 30 days after the date the parties agree to the Working Capital Adjustment, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the consideration received by Seller with respect to the Transferred Assets for Seller's approval, which shall not be unreasonably withheld. If Seller fails to respond to Buyer within 30 days of Seller receiving such IRS Form 8594, then Seller shall be deemed to have approved Buyer's allocation.

         3.5 DELIVERIES. At the Closing: (a) Buyer shall deliver to, or as directed by Seller, the Cash Portion of the Purchase Price, plus or minus the Estimated Working Capital Adjustment, less the Deposit, and the agreements, instruments of assumption, certificates and other documents required to be delivered by Buyer pursuant to Article 12; and (b) Seller shall deliver to Buyer the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller pursuant to Article 11.

         3.6 WORKING CAPITAL ADJUSTMENT.

             (a) If as of the Effective Time, Current Assets of the Business that are included as Transferred Assets minus Current Liabilities of the Business that are included as Assumed Liabilities (the foregoing calculation referred to as "WORKING CAPITAL") exceeds $3,731,159.00 ("TARGET WORKING CAPITAL"), the Cash Portion of the Purchase Price shall be increased dollar for dollar by the amount of such excess. If the Working Capital as of the Effective Time is less than the Target Working Capital, the Cash Portion of the Purchase Price shall be reduced dollar for dollar by the amount of such deficiency. The foregoing adjustment to the Cash Portion of the Purchase Price shall be referred to as the "WORKING CAPITAL ADJUSTMENT". A sample Working Capital calculation is attached hereto as Exhibit B. The calculation of Working Capital and the Target Working Capital shall be done in accordance with the past practices of Seller and shall be applied on a consistent basis throughout all the periods identified and consistent with the preparation of the Financial Statements.

             (b) Seller shall deliver to Buyer three (3) business days prior to the Closing Date, written notice of Seller's good faith estimate of the Working Capital Adjustment ("ESTIMATED WORKING CAPITAL ADJUSTMENT"). Seller shall make available during normal business hours to Buyer all appropriate personnel to answer any questions of Buyer relating to Seller's calculation of such estimates.

             (c) The actual Working Capital Adjustment shall be determined and paid as follows:

                          (i) As soon as reasonably practicable after the
             Closing Date, but in no event later than the twenty-first (21st) day following the Closing Date, Seller (with the cooperation of Buyer) shall prepare and deliver to Buyer a schedule detailing the amount and computation of the Working Capital Adjustment and final Purchase Price ("CLOSING SCHEDULE"). Buyer will give Seller access to the Books and Records for the purpose of preparing the Closing Schedule and access to the appropriate personnel of Buyer for the purpose of calculating the amounts set forth in the Closing Schedule.

                          (ii) Unless Buyer notifies Seller in writing ("DISPUTE
             NOTICE") that Buyer disagrees with the amount of the Working Capital Adjustment contained in the Closing Schedule on the later of ten (10) days after receipt of the Closing Schedule, the Closing Schedule shall be conclusive and binding on Buyer and Seller and deemed final. Buyer or Seller, as the case may be, shall pay within five (5) days thereafter to the other party the amounts in cash identified in the Closing Schedule.

                          (iii) If Buyer delivers a Dispute Notice to Seller,
             Buyer and Seller shall attempt to amicably resolve their differences with respect thereto in good faith. If Buyer and Seller are unable to resolve any disputed item within ten (10) days of delivery of the Dispute Notice, then the parties shall submit the issues in dispute to an accounting firm (the "RESOLVING ACCOUNTANTS") mutually acceptable to both parties or, in the absence of agreement, to an accounting firm of national reputation selected by lot after eliminating the parties' principal outside accountants and one additional firm designated as objectionable by each of Buyer and Seller. If the disputed issues are submitted to the Resolving Accountants, each party shall furnish to the Resolving Accountants such work papers and other documents and information relating to the disputed issues as the Resolving Accountants may request and are available to such party, and each will be afforded the opportunity to present to the Resolving Accountants any material relating to the determination and to discuss the determination with the Resolving Accountants. Each party shall be entitled to request and receive information from the other which the Resolving Accountants determine is or may be relevant to the resolution of the disputed issues. The Resolving Accountants shall be required to make a decision within thirty (30) days of the date of their acceptance of their appointment as the Resolving Accountants. The determination of the Resolving Accountants, as set forth in a written notice delivered to the parties by the Resolving Accountants (the "NOTICE OF DETERMINATION"), shall be binding and conclusive on the parties absent fraud or manifest error. Buyer or Seller, as the case may be, shall pay within twenty (20) days thereafter to the other party the amounts in cash as is identified in the Notice of Determination. The fees and expenses of the Resolving Accountants shall be shared equally by Buyer and Seller.

         3.7 CONSENTS OF THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Consent from a Governmental Authority, instrument, contract (including the Assumed Contracts), lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, to the extent that such assignment or transfer or an attempt to make such an assignment or transfer cannot be made pursuant to Section 365 of the Bankruptcy Code without the consent or approval of a third party. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall, in any lawful arrangement, provide Buyer with the benefits under any such Consent, instrument, contract, lease or other agreement or arrangement, PROVIDED that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "DISCLOSURE SCHEDULE"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to all other sections of this Agreement), and subject to the limitations contained in Section 14.1, as of the date of this Agreement, Seller makes to Buyer the following representations and warranties.

         4.1 ORGANIZATION, STANDING, ETC. OF SELLER. AWS is a corporation duly incorporated and validly existing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and to operate the properties of the Business. AWS is in good standing and is qualified to do business in each state of the United States in which the Business is conducted that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Business. For the purposes of the Transaction Documents, a "MATERIAL ADVERSE EFFECT ON THE Business" means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Business taken as a whole. Seller is currently a debtor-in-possession in the Bankruptcy Case pursuant to the Bankruptcy Code, and retains full authority and power to operate its business and affairs pursuant to Sections 1107 and 1108 of the Bankruptcy Code, with no trustee, examiner, facilitator or other officer or agent with similar authority or powers to a trustee, examiner or facilitator having been appointed in such Bankruptcy Case.

         4.2 CORPORATE AUTHORIZATION. Subject to approval by the Bankruptcy Court, the execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Seller, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Seller. Subject to approval by the Bankruptcy Court, this Agreement has been duly executed and delivered by a duly authorized officer of Seller.

         4.3 ENFORCEABILITY. Subject to approval by the Bankruptcy Court, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

         4.4 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. No consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than (a) bankruptcy court approval, and
(b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would have a Material Adverse Effect on the Business.

         4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer the following:
a) audited financial statements and a balance sheet, each as of and for the twelve month period ending December 31, 2001; b) 2002 monthly income statement of the Business for the months available through the date this Agreement is executed; and c) 2002 monthly balance sheet for the Business for the months available through the date this Agreement is executed (such statements hereinafter being referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with past practice and the accounting records and policies of Seller and reasonably present in all material respects the Transferred Assets and the Assumed Liabilities of the Business as of the dates thereof.

         4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2001, Seller has conducted its operations related to the Business in the ordinary course of business except: (i) as set forth on SCHEDULE 4.6, (ii) the filing of the Bankruptcy Case and any actions taken in connection therewith, and (iii) activities related to the Contemplated Transactions. Since December 31, 2001, there has been no material adverse change in the results of operations, financial condition or prospects of the Business which result in the failure to satisfy a closing condition of Buyer pursuant to Article 11 of this Agreement

         4.7 TITLE TO TRANSFERRED ASSETS. Except as set forth on SCHEDULE 4.7, and except for real and personal property subject to leases, Seller has good, transferable and marketable title to or other valid ownership rights in the Transferred Assets. This Section 4.7 does not apply to the Transferred Intellectual Property.

         4.8 TRANSFERRED INTELLECTUAL PROPERTY.

             (a) Seller owns, or is licensed or otherwise possesses the right to use, all the Transferred Intellectual Property, and the Transferred Intellectual Property is all the intellectual property necessary to conduct the Business substantially as currently conducted by Seller in all material respects.

             (b) SCHEDULE 2.1(D) includes a list of patents, registered copyrights, registered trademarks, registered trade names and registered service marks, and any pending applications therefor, included in the Transferred Intellectual Property.

         4.9 ASSUMED CONTRACTS. SCHEDULE 4.9 includes a list of all Assumed Contracts of the Business.

         4.10 LICENSES AND PERMITS. SCHEDULE 4.10 includes a list of all permits, licenses and other authorizations from Governmental Authorities necessary for the conduct of the Business substantially as currently conducted. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by Seller prior to the date hereof (collectively "PERMITS"), except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Business. Except as set forth on SCHEDULE 4.10, (a) each of said Permits is in full force and effect, (b) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Business, (c) to Seller's Knowledge, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (d) to Seller's Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Seller makes no representation or warranty with respect to the transferability of the Permits to Buyer.

         4.11 ENVIRONMENTAL COMPLIANCE. Except as set forth in SCHEDULE 4.11, the conduct of the Business complies in all material respects with all Environmental Laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Business. "ENVIRONMENTAL LAWS" shall mean all applicable U.S. and foreign federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the Environmental Protection Agency and all other applicable Governmental Authorities.

         4.12 BENEFIT PLANS. SCHEDULE 4.12 lists and identifies (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA (a "PENSION PLAN"); and (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "WELFARE PLAN"), that is maintained by Seller for employees of the Business (collectively, the "BENEFIT PLANS"). Except for the 2000 and 2001 contributions to the Pension Plans which by law may not yet be required to be made, all required contributions of Seller have been made to the Pension Plans. Except as disclosed on SCHEDULE 4.12, Seller does not maintain or contribute to any Welfare Plan that provides benefits to employees after termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA.

         4.13 BROKERS. With the exception of fees and expenses payable to Conway, Del Genio, Gries & Co., LLC, which shall be paid by AWS, all negotiations relating to this Agreement, and the Contemplated Transactions, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation upon consummation of the Contemplated Transactions.

         4.14 TAXES. Except as set forth on SCHEDULE 4.14, with respect to
Taxes:

             (a) Seller has properly completed and filed or caused to be filed or shall properly complete and file or cause to be filed, within the time prescribed by law, including extensions, all Tax Returns with respect to the Transferred Assets that are or were required to be filed under federal, state, local or any foreign laws on or prior to the Closing Date, except where the failure to file such Tax Returns would not have a Material Adverse Effect on the Business.

             (b) Seller has, within the time and in the manner prescribed by law, paid or caused to be paid (and until the Closing will, within the time and in the manner prescribed by law, pay or cause to be paid) all Taxes that are shown to be due and payable on Tax Returns filed prior to the Closing. The Business has paid or, in the case of Taxes not due or being contested in good faith, has made adequate provisions for the payment of all Taxes for which the Business is or may reasonably become liable for payment.

         4.15 COMPLIANCE WITH LAW. TO THE KNOWLEDGE OF THE SELLER, SELLER IS IN COMPLIANCE WITH ALL APPLICABLE LAWS. TO THE KNOWLEDGE OF THE SELLER, SELLER HAS NOT RECEIVED ANY NOTICE OF ANY VIOLATION OR ALLEGED VIOLATION OF ANY APPLICABLE LAWS.

         4.16 PRODUCT WARRANTIES. SCHEDULE 4.16 CONTAINS A TRUE, CORRECT, AND COMPLETE COPY OF SELLER'S STANDARD WARRANTIES AND RETURN POLICIES FOR ITS PRODUCTS, AND EXCEPT AS STATED THEREIN OR PROVIDED FOR UNDER ANY APPLICABLE LAW, THERE ARE NO WARRANTIES, COMMITMENTS OR OBLIGATIONS WITH RESPECT TO THE RETURN, REPAIR OR REPLACEMENT OF SELLER'S PRODUCTS.

         4.17 NO OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, and any certificate or instrument delivered pursuant to the terms hereof, Seller makes no representations or warranties with respect to the Business or Seller's operations, assets (including, without limitation, the Transferred Assets), liabilities (including, without limitation, the Assumed Liabilities) or condition, including, with respect to the Transferred Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Transferred Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as set forth below as of the date of this Agreement:

         5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to enter into this Agreement, and on the Closing Date will have all requisite corporate power and authority to carry out the Contemplated Transactions and to perform its obligations hereunder. Buyer is a domestic corporation within the meaning of Section 7701 of the Tax Code.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and all other documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of Buyer. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.

         5.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         5.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer or would materially impair Buyer's ability to consummate the Contemplated Transactions (a "MATERIAL ADVERSE EFFECT ON BUYER").

         5.5 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as set forth on
SCHEDULE 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than (a) Bankruptcy Court approval, and
(b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer.

         5.6 ACCESS. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer has had an opportunity to review the assets, books, records and contracts of the Business, and has been given the opportunity to meet with officers and other representatives of Seller for the purpose of investigating and obtaining information regarding the Business operations and its financial and legal affairs.

         5.7 BROKERS. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Contemplated Transactions.

         5.8 BUYER AWARENESS. Buyer is not aware of any fact, circumstance or condition which would constitute a breach of any representation or warranty of Seller contained in this Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Business.

                                   ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

         6.1 TRANSFEREE EMPLOYEES. Effective as of the Closing Date, Seller shall terminate the employment of the employees of the Business. Buyer shall offer employment to all employees of the Business, except Sheldon B. Taylor and George H. Angelhoff, on the Closing Date on substantially similar terms and conditions of employment as those previously provided by Seller. All such employees offered and accepting employment with Buyer shall be referred to herein as "TRANSFEREE EMPLOYEES."

         6.2 COBRA OBLIGATIONS.

             (a) Buyer will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to Transferee Employees.

             (b) Seller will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to all employees other than Transferee Employees.

         6.3 PLANS, BENEFITS AND POLICIES.

             (a) Buyer will, as of the Closing Date, adopt and provide a group health plan for Transferee Employees.

             (b) Buyer will credit Transferee Employees with service with Seller (and predecessors of Seller) for purposes of (i) vesting for and eligibility to participate in any Pension Plan of Buyer, but not for purposes of benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for any Welfare Plan of Buyer; and (iii) eligibility and benefit computation for vacation and severance pay plans of Buyer; PROVIDED, HOWEVER, that the foregoing shall not require Buyer to offer any of such plans to

Transferee Employees, except as provided in paragraph (a) above. Such requirements identified in (i) and (ii) above shall only apply to plans qualified under 401(a) of the Internal Revenue Code.

             (c) Except as otherwise provided herein, as of the Closing Date, all Transferee Employees shall cease participation in Benefit Plans of Seller. Except as set forth in Section 2.3, Seller shall retain all liabilities related to its Benefit Plans.

             (d) After Closing, Buyer and Seller will cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party.

             (e) No provision in this Section 6.3 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Seller or any of their respective Affiliates.

             (f) Buyer shall have no responsibility, liability or obligation relative to the Benefit Plans, except as may be set forth in this Agreement.

                                   ARTICLE 7

                               COVENANTS OF SELLER

         7.1 CONDUCT OF BUSINESS.

             (a) Except as set forth on SCHEDULE 7.1 or as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, and subject to any order of the Bankruptcy Court which shall take precedence over any provision of this Agreement, from the date hereof and prior to the Closing, Seller will: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Business; (iv) preserve relationships with suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Business; and (v) repair or replace any material Transferred Asset damaged or destroyed.

             (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Agreement or approved by the Bankruptcy Court or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing, Seller shall not, with respect to the Business:

                          (i) enter into any material transaction in connection
             with the Business outside the ordinary course of business;

                          (ii) conduct the Business in a manner that departs
             materially from the manner in which the Business was being conducted prior to the date of this Agreement;

                          (iii) sell, lease, transfer, mortgage or assign any of
             the Transferred Assets, tangible or intangible, other than in the ordinary course of business;

                          (iv) cancel, compromise, knowingly waive or lease any
             material right or claim (or series of related rights and claims) under Material Contracts, outside the ordinary course of business;

                          (v) make any material change in the rate of
             compensation, commission, bonus or other direct or indirect remuneration payable, to or in respect of any employee of the Business, other than the increases and payments in the ordinary course of business consistent with past practice since the Filing Date;

                          (vi) enter into any contract or obligation related to
             the Business or the Transferred Assets that can reasonably be expected to create an obligation in excess of $100,000;

                          (vii) make or agree to make any capital expenditure in
             excess of $100,000; or

                          (viii) agree to do any of the foregoing.

             (c) In the event that Seller wishes to engage in any act which falls within the provisions of Section 7.1(b), Seller shall provide notice thereof to Buyer who shall advise Seller within three business days of any objection Buyer has with respect to such action. In the event that Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

         7.2 ACCESS. Subject to reasonable notice and as permitted by law, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Business and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.2 as confidential in compliance with Section 9.10.


                                   ARTICLE 8

                               COVENANTS OF BUYER

         8.1 INVESTIGATION. In conducting its review of the Business, Buyer shall conduct itself so as to not unreasonably interfere with the Business or with the performance of Seller's employees.

         8.2 ASSISTANCE WITH RESPECT TO EXCLUDED ASSETS. Following the Closing Date, upon the request of Seller, Buyer will use its commercially reasonable efforts to assist Seller in connection with collection, maintenance or liquidation of the Excluded Assets. If Buyer receives payment in respect of such items following the Closing, Buyer shall promptly pay such amounts to Seller and shall notify promptly each such payor that any and all payments by that payor to Seller in the future should be made directly to Seller.

                                   ARTICLE 9

                            COVENANTS OF BOTH PARTIES

         9.1 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Agreement to consummate the Contemplated Transactions, including at any time and from time to time after the Closing the execution and delivery of any further instruments or documents which are reasonably requested by a party or its counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions.

         9.2 GOVERNMENTAL FILINGS. Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         9.3 PUBLIC ANNOUNCEMENTS. None of Buyer, Seller nor any of their Affiliates will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions to any Person or entity prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to disclosures required in connection with the Bankruptcy Case. In addition and subject to Section 9.9(a), prior to the Closing Date: 1) Seller may inform its employees of the Contemplated Transactions; and 2) Buyer may engage in transitional discussions with Seller's employees in any reasonable manner deemed appropriate and necessary by Buyer.

         9.4 USE OF BUSINESS NAMES BY BUYER.

             (a) Buyer acknowledges that Seller has asserted the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "NAMES") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name and to all corporate symbols or logos (collectively, "LOGOS") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller or its Affiliates. Buyer agrees that it will not, and will cause the Business following the Closing not to, use the American Architectural Products Corporation or AAPC Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by subsection (b) of this
Section 9.4.

             (b) For a period of six months from the Closing Date (the "WINDOW PERIOD"), Seller shall and hereby irrevocably grants to Buyer, effective as of the Closing Date, on a fully-paid, non-exclusive, royalty-free basis, the non-exclusive right to use the American Architectural Products Corporation and AAPC Logos and the American Architectural Products Corporation and AAPC Names in connection with the operation of the Business as currently conducted including, during the Window Period, (i) to market and sell all such services and products produced by the Business and (ii) to use any other assets on hand included in the Transferred Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the American Architectural Products Corporation and AAPC Names or American Architectural Products Corporation and AAPC Logos PROVIDED, HOWEVER, that Buyer shall use its commercially reasonable efforts to cease its use of the American Architectural Products Corporation and AAPC Names and the American Architectural Products Corporation and AAPC Logos within the Window Period. Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the American Architectural Products Corporation and AAPC Names and the American Architectural Products Corporation and AAPC Logos incorporating such Names and remove or obliterate such Names and the American Architectural Products Corporation and AAPC Logos from any products or other Assets and clearly and prominently mark the new name of the Business thereon. Except as set forth in this Section 9.4, at all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its Affiliates.

             (c) On the Closing Date, Seller shall modify the formal corporate or trade names, as the case may be, of AWS in all jurisdictions where those names are registered and shall make such names available for Buyer's immediate use.

         9.5 CONSENTS; COOPERATION. Seller and Buyer will use their commercially reasonable efforts:

             (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities (including, without limitation, the approval of the Bankruptcy Court) and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions;

             (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the Contemplated Transactions;

             (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

             (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contracts, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be at a reasonable charge to the party receiving such cooperation.

         9.6 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Buyer may engage in communications with suppliers and customers of the Business relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

         9.7 LIABILITY FOR TRANSFER TAXES.

             (a) The parties shall cooperate and use commercially reasonable efforts to avail themselves of the exemption from transfer taxes contained in
Section 1146(c) of the Bankruptcy Code. Buyer shall pay in a timely manner all title search, title policy, sales, use, value added, documentary, stamp, gross receipts, foreign withholding, registration, transfer, conveyance, excise, recording, license, property and other similar Taxes and fees (including without limitation any goods and services tax ("TRANSFER TAXES") arising out of or in connection with or attributable to the Contemplated Transactions. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, PROVIDED, HOWEVER, that such party's preparation of any such Tax Returns shall be subject to the other party's approval which approval shall not be unreasonably withheld, conditioned or delayed.

             (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, Buyer shall, to the extent consistent with Applicable Law, provide Seller with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.

         9.8 BOOKS AND RECORDS. Subject to the confidentiality provisions hereof, Seller shall have the right to retain copies of the Books and Records. From and after the Closing and until the second anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, but which are not Books and Records, to the extent it is operating and has books and records in its possession, and (b) Buyer agrees to grant to Seller or its estate, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Business on or prior to the Closing Date.

         9.9 TAX MATTERS.

             (a) Seller and Buyer shall provide each other and their Affiliates with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return, (ii) the conduct of any procedure relating to Taxes, or (iii) any other matter that is the subject of this Agreement. Such assistance shall include, without limitation: (x) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("TAX DATA"); (y) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any procedure relating to Taxes, including, without limitation, the extensions of applicable statutes of limitations; and (z) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("TAX DOCUMENTATION"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses for such third party.

             (b) Seller and Buyer shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the Closing Date or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; PROVIDED, HOWEVER, that in the event a party notifies the other party that an audit, examination, investigation or other proceeding has been instituted prior to the first anniversary of the Closing Date, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.9, then any such material may be destroyed. Seller shall give Buyer not less than thirty (30) day's prior written notice before Tax Data or Tax Documentation, in the possession or control of any member of the consolidated group of which AAPC is the common parent, is destroyed and shall give Buyer an opportunity to copy any such material during such thirty (30) day period.

         9.10 CONFIDENTIALITY.

             (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective Affiliates, directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions (including, without limitation, Bankruptcy Court approval of any of the Contemplated Transactions), or (iii) the furnishing or use of such information is required by legal proceedings, PROVIDED, HOWEVER, that the party required to disclose the confidential information shall first notify the other party of such order and afford the other party the opportunity to seek a protective order relating to such disclosure. Notwithstanding anything herein to the contrary, Seller shall not be under any restrictions with respect to disclosures to the Committee, the Bankruptcy Court in the Bankruptcy Case or any prospective purchaser of the Business (and their respective agents and representatives) (provided that any such prospective purchaser enters into a confidentiality agreement with terms substantially similar to the Prior Confidentiality Agreement). Buyer acknowledges that Seller will file this Agreement with the Bankruptcy Court in furtherance of obtaining the Sale Order or other appropriate relief from the Bankruptcy Court.

             (b) If the Contemplated Transactions are not consummated, each party will immediately return or destroy all such confidential information and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 9.9(b) in writing.

             (c) The provisions of this Article 9.10 are in addition to, and not in lieu of, the provisions of the Confidentiality Agreement dated June 4, 2002, between Buyer and Seller related to the Contemplated Transactions (the "PRIOR CONFIDENTIALITY AGREEMENT"). From and after the Closing Date, the Prior Confidentiality Agreement shall be of no further force or effect.

             9.11 TRANSITION PERIOD ASSISTANCE. Seller agrees that during the 60-day period beginning on the Closing Date it will reasonably cooperate, and cause its officers, directors and other representatives to reasonably cooperate, with Buyer in transitioning to Buyer payroll and other general corporate services pertaining to the Business.

                                   ARTICLE 10

                    BUYER PROTECTIONS: OVERBIDDING PROCEDURES
                                AND BREAK-UP FEES

         10.1 BANKRUPTCY COURT APPROVALS.

             (a) The obligations of Buyer hereunder are subject to, and conditioned upon (i) the entry of an order of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer (the "BIDDING PROCEDURES ORDER"), (A) approving and expressly incorporating the procedures and provisions set forth in
Section 10.2 hereof, including, without limitation, the provisions regarding the payment of a Break-Up Fee, (B) authorizing the allowance and ordering the payment of a Break-Up Fee in accordance with the provisions of Section 10.2(d) (subject to any limitations imposed by the Bankruptcy Court), and (C) granting Buyer a claim for such amounts pursuant to Sections 503(b)(1), 507(a)(1), and 105 of the Bankruptcy Code, and (ii) the Bidding Procedures Order becoming final and no longer subject to appeal (unless Buyer, in its sole discretion, shall elect to waive some or all of the conditions set forth in this Section 10.1) (the conditions set forth in this Section 10.1(a) being referred to herein as the "BIDDING PROCEDURES ORDER APPROVAL").

             (b) The obligations of Buyer and Seller to consummate the Contemplated Transactions (other than the obligations of the Seller under Section 10.2(d)) are subject to and conditioned upon (i) the hearing before the Bankruptcy Court to approve the Sale Order (the "SALE HEARING") occurring on or before DECEMBER 6, 2002, (ii) the entry of an order (the "SALE ORDER") of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, (A) approving this Agreement and the Contemplated Transactions, (B) transferring the Transferred Assets to Buyer free and clear of all interests and Liens (except Permitted Encumbrances), and subject to the Assumed Liabilities, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (C) authorizing Seller to assume and assign to Buyer and Buyer to assume all of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, (D) finding that good and sufficient notice of the application for approval of the Sale Order has been given to all Persons to whom such notice is required under the rules and procedures of the Bankruptcy Court or otherwise to effectuate the Contemplated Transactions, and (E) finding that this Agreement was entered into in good faith by the parties and was not the result of any improper agreements or actions, such that the parties are afforded the protections set forth in Section 363(m) of the Bankruptcy Code, and (iii) such Sale Order becoming final and no longer subject to appeal on or before DECEMBER 17, 2002, or, if there shall be an appeal of the Sale Order, such order shall not have been stayed pending such appeal (the conditions set forth in this Section 10.1(b) being referred to herein as the "SALE ORDER APPROVAL").

             (c) Within five (5) business days after the date hereof, Seller shall file with the Bankruptcy Court (i) a motion, notices and proposed order, for the Bidding Procedures Order in accordance with Section 10.1(a) above (the "BIDDING PROCEDURES MOTION"), and (ii) a motion, notices and proposed order for the Sale Order as described in Section 10.1(b) above (the "SALE MOTION"). Seller shall use commercially reasonable efforts to obtain the Bidding Procedures Order Approval and Sale Order

Approval, and Buyer shall cooperate with Seller in obtaining such orders and approvals. Seller shall give notice of the Bidding Procedures Motion and the Sale Motion to all parties on the official service list as maintained in the Bankruptcy Case and all non-debtor parties to Assumed Contracts and other Persons to whom notice may be required under all applicable rules and orders of the Bankruptcy Court to obtain the Bidding Procedures Order Approval and Sale Order Approval, to render such orders valid and enforceable and to implement the Contemplated Transactions.

         10.2 BIDDING PROCEDURES. Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Transferred Assets while assuming or otherwise satisfying certain liabilities in order to maximize the value of those assets. Set forth below are the bidding procedures (the "BIDDING Procedures") to be employed with respect to this Agreement concerning the sale of the Transferred Assets to Buyer (the "SALE"). The Sale is subject to competitive bidding only as set forth herein and approval by the Bankruptcy Court at the Sale Hearing under Sections 105, 363, and 365 of the Bankruptcy Code. The following overbid provisions and related bid protections are designed to compensate Buyer for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Transferred Assets for the benefit of Seller's creditors and stakeholders.

             (a) BID DEADLINE. All Bids must be submitted to Seller, c/o American Architectural Products Corporation, 860 Boardman-Canfield Road, Boca Building, Suite 107, Boardman, Ohio 44512, to the attention of its General Counsel and to Seller's counsel, Squire, Sanders & Dempsey L.L.P., and Conway, Del Genio, Gries & Co., LLC, Seller's financial advisor, so as to be received not later than 11:00 a.m., prevailing Eastern time on the date which is five (5) business days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, which date may change from time to time (the "BID DEADLINE"). Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with the notice procedures set forth in Section 15.2 a copy of each Bid upon receipt to (i) counsel to the Committee and (ii) counsel to Buyer. For purposes of this Agreement, "BID" shall mean a letter from a Person who the Board of Directors of Seller has determined in the exercise of its fiduciary duty is financially able to consummate the Contemplated Transactions (a "QUALIFIED BIDDER") stating that (A) such Qualified Bidder offers to purchase the Transferred Assets upon the terms and conditions set forth in this Agreement, together with all Schedules and Exhibits hereto (the "DEFINITIVE SALE DOCUMENTATION"), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (B) such Qualified Bidder is prepared to enter into and consummate the Contemplated Transactions within not more than eleven (11) days after approval by the Bankruptcy Court of a sale order, subject to receipt of any Consents of Governmental Authorities (which must be obtained within sixty (60) days of the approval by the Bankruptcy Court of a sale order), and (C) such Qualified Bidder's offer is irrevocable until the closing of a purchase of the Transferred Assets.

             (b) QUALIFIED BID. Only Qualified Bids will qualify for consideration at the Auction. For purposes of this Agreement, a "QUALIFIED BID" is a Bid that:

                          (i) complies in all respects with Section 10.2(a);

                          (ii) has a cash component of at least an amount
             sufficient to pay a Break-Up Fee to Buyer in accordance with
             Section 10.2(d) and provides for payment, in full, of such Break-Up Fee directly to Buyer at closing;

                          (iii) is a proposal that Seller determines, in the
             good faith opinion of the Board of Directors of Seller after consultation with the independent financial advisor of Seller and the Committee, is under all circumstances, on balance, a higher and better Bid and has a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of Seller, of Buyer's offer plus (y) the amount of the Break-Up Fee payable to Buyer pursuant to Section 10.2(d) plus (z) $200,000 over the preceding Qualified Bid;

                          (iv) is substantially on the same or better terms and
             conditions as those set forth in the Definitive Sale Documentation;

                          (v) is accompanied by satisfactory evidence of
             committed financing or other ability to perform; and

                          (vi) is accompanied by a deposit (by means of a
             certified bank check from a U.S. bank or by wire transfer) equal to or greater than the Break-Up Fee payable to Buyer pursuant to
             Section 10.2(d). Such deposit shall either be returned to the Qualified Bidder in the event the Qualified Bidder's Bid is not determined to be the best Qualified Bid, or retained by Seller at the Closing and applied toward the Purchase Price.

             If Seller does not receive any Qualified Bids, no Auction will be conducted, Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Transferred Assets to Buyer pursuant to the terms of this Agreement. This Agreement executed by Buyer shall constitute a Qualified Bid for all purposes.

             (c) AUCTION, BIDDING INCREMENTS, AND BIDS REMAINING OPEN.

                          (i) If Seller receives a Qualified Bid, Seller will
             conduct an auction (the "AUCTION") at the location designated by Seller at least 3 business days prior to the Auction, on the date that is one (1) business day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m., prevailing Eastern time, or such later time or other place as Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only Buyer, Seller, representatives of the Committee, and a representative from the U.S. Trustee's office (via telephone conference) and any Qualified Bidders who have timely submitted Qualified Bids and their respective counsel shall be entitled to attend the Auction, and only Buyer and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. The opening bid, which does not need to be re-submitted at the Auction, is the highest Qualified Bid submitted before the Auction by a Qualified Bidder (the "OPENING BID"), which must include (A) the Break-up Fee and (B) an incremental increase in the Purchase Price of not less than $200,000 (the "OVERBID INCREMENT"). Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. Seller may announce at or prior to the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

                          (ii) After the Opening bid, all subsequent bids must
             exceed the previous bid by not less than the Overbid Increment. Any bid by Buyer over the Opening Bid must be in an amount not less than the last bid plus the Overbid Increment (giving Buyer non-cash credit for the Break-Up Fee). For the duration of the Auction, all bids by either a Qualified Bidder or Buyer include the Break-Up Fee. If Buyer is the successful bidder at the close of the Auction, Buyer's winning bid will be reduced by the Break-Up Fee.

                          (iii) At least one (1) business day prior to the
             Auction, Seller will give Buyer and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. In addition, Seller will inform Buyer and each Qualified Bidder who has expressed its intention to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

             (d) BREAK-UP FEE.

                          (i) If this Agreement is terminated pursuant to either
             Section 13.1(c)(i) because any condition in Section 11.1, 11.2, 11.4, 11.7, 11.8 or 11.9 is not satisfied , or Section 13.1(d) then Seller shall be obligated to pay to Buyer, a break-up fee (a "BREAK-UP FEE") of $250,000, in order to reimburse Buyer for its reasonable out-of pocket expenses in connection with due diligence and the negotiation and preparation of this Agreement (including, but not limited to, the expense of accountants, consultants, and other experts, and the obtaining of related financing), and the value added by Buyer (A) in establishing a bid standard or minimum for other bidders, (B) in placing Seller's estate property in a sales configuration mode attracting other bidders to the Auction and (C) for serving, by its name and expressed interest, as a catalyst for other potential or actual bidders.

                          (ii) If a Break-Up Fee is owed pursuant to the
             provisions of this Section 10.2(d), it shall be allowed and paid as an administrative expense of Seller under Section 503(b)(1) of the Bankruptcy Code upon the termination of this Agreement.

                                   ARTICLE 11

                   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

         The obligations of Buyer to purchase the Business and the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 4 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent in Section 4.5 of this Agreement that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date.

         11.2 PERFORMANCE. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

         11.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby or the consummation of the Closing shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority).

         11.4 CERTIFICATE. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming that the conditions in Sections 11.1, 11.2 and, to Seller's Knowledge, 11.3 have been met.

         11.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         11.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the Contemplated Transactions that are identified on SCHEDULE 11.6 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Business.

         11.7 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller's right and title to and interests in the Transferred Assets free and clear of all Liens, except Permitted Encumbrances or those assumed by Buyer, including, without limitation:

             (a) bills of sale, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets;

             (b) assignments of all Assumed Contracts and any other agreements and instruments constituting Transferred Assets, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

             (c) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date; and

             (d) quit claim real property deeds transferring all of Seller's interest in the owned transferred real property to Buyer.

         11.8 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the Transaction Documents.

         11.9 FURTHER INSTRUMENTS. Seller shall deliver to Buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request.

         11.10 TRANSITION SERVICES AGREEMENT. SELLER AND AAPC SHALL EXECUTE AND DELIVER TO BUYER THE TRANSITION SERVICES AGREEMENT SUBSTANTIALLY IN THE FORM OF EXHIBIT E TO BE ATTACHED TO THIS AGREEMENT (THE "TRANSITION SERVICES AGREEMENT").

                                   ARTICLE 12

                  CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE

         The obligation of Seller to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller upon consultation with the Committee, in their sole discretion in whole or in part):

         12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 5 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representation or warranty shall have been accurate in all material respects as of such other date.

         12.2 PERFORMANCE. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing.

         12.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.4 CERTIFICATE. Seller shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming that the conditions in Sections 12.1, 12.2 and, to Buyer's actual knowledge, 12.3 have been met.

         12.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Seller, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         12.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions that are identified on SCHEDULE 11.6 shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.7 ASSUMPTION AGREEMENT. Seller shall have received from Buyer an assumption agreement, in form and substance reasonably satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

         12.8 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the other Transaction Documents.

         12.9 FURTHER INSTRUMENTS. Buyer shall deliver to Seller such further instruments of assumption or other documents as Seller may reasonably request.

         12.10 PAYMENT. Seller shall have received immediately available funds by wire transfer in accordance with Section 3.2 hereto in the amount of the Cash Portion of the Purchase Price, plus or minus as applicable, the Estimated Working Capital Adjustment, less the Deposit.

         12.11 TRANSITION SERVICES AGREEMENT. BUYER shall execute and deliver to AAPC and Seller the Transition Services Agreement.

                                   ARTICLE 13

                                   TERMINATION

         13.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the "TERMINATION DATE"):

             (a) by Buyer or Seller, if the Closing has not occurred on or before the date that is thirty (30) days after the Sale Order is entered (the "OUTSIDE DATE"), unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

             (b) by mutual written consent of Buyer and Seller, subject to any necessary Bankruptcy Court approval;

             (c) (i) by Buyer, if any condition in Article 11 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement), and Buyer has not waived such conditions on or before the Outside Date; or

                 (ii) by Seller, if any condition in Article 12 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Seller to comply with Seller's obligations under this Agreement), and Seller has not waived such conditions on or before the Outside Date; or

             (d) automatically, if the Bankruptcy Court shall have entered an order approving a Competing Bid and the transactions contemplated by the Competing Bid are subsequently consummated.

Notwithstanding anything to the contrary, any termination by Seller shall be made only upon consultation with the Committee.

         13.2 RETURN OF DEPOSIT AFTER TERMINATION. SELLER SHALL PROMPTLY RETURN THE DEPOSIT TO BUYER IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SECTIONS 13.1(A); 13.1(B); 13.1(C)(I); 13.1(C)(II), BUT ONLY BECAUSE ANY CONDITION IN SECTION 12.3, 12.5, OR 12.6 IS NOT SATISFIED; OR 13.1(D).

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties set forth in Articles 4 and 5 of this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date; all liability of the parties hereto with respect to such representations and warranties shall thereupon be extinguished; and BUYER ACKNOWLEDGES THAT IT HAS HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION MAY BE NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO AND CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. The covenants provided for in Articles 6, 7, 8, 9 and 15 shall continue without expiration or limit; PROVIDED HOWEVER, that nothing in this sentence shall prevent Seller and/or any of its Affiliates from consummating a complete liquidation.

         14.2 DISCLAIMER OF PROJECTIONS, ETC. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to the contents of Seller's descriptive materials and management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties,
(c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Seller with respect thereto.

                                   ARTICLE 15

                              AGREEMENT CONVENTIONS

         15.1 FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Seller of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

         15.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or courier or (d) sent by facsimile transmission. All such notices, requests, demands, waivers and other communication shall be deemed to have been received
(i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the


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third business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, three hours after the sender receives a fax confirmation, unless the fax is sent after 5:00 p.m. on a business day or on a non-business day, in which case it shall be deemed received on the next business day.

         If to Buyer:

                  Monarch Manufacturing Company
                  P.O. Box 250
                  Waukee, IA 50263
                  Attention:  David S. Mulcahy, Chairman

                  Tel:  515-993-4561
                  Fax:  515-993-4372

         with a copy to:

                  Nyemaster, Goode, Voigts, West, Hansell & O'Brien , P.C. 700 Walnut Street, Suite 1600
                  Des Moines, IA  50309-3899
                  Attention:  Rod Kubat, Esq.

                  Tel:  515-283-3197
                  Fax:  515-283-3108

         If to Seller, to:

                  American Weather-Seal Company
                  6500 Brooktree Road
                  Suite 101
                  Wexford, PA  15090
                  Attention:  Joseph Dominijanni

                  Tel:  (724) 940-2330
                  Fax:  (724) 940-2340





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


with a copy to:

                  American Weather-Seal Company
                  860 Boardman-Canfield Road
                  Suite 107
                  Boca Building
                  Boardman, Ohio 44512
                  Tel:  (330) 965-9910
                  Fax:  (330) 965-9915
                  Attention:  Jonathan Schoenike, Esq.

and
                  Squire, Sanders & Dempsey L.L.P.
                  Two Renaissance Square
                  40 North Central Avenue, Suite 2700
                  Phoenix, AZ  85004-4498
                  Attention:  Jordan A. Kroop, Esq.

                  Tel:  (602) 528-4024
                  Fax:  (602) 253-8129

or, in each case, to such other address as may be specified in writing to the other parties.

         Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 15.2.

         15.3 ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other party hereto; provided, however, Buyer may assign its rights, duties and obligations under this Agreement to a parent or affiliate corporation or company of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, heirs and permitted assigns.

         15.4 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding between the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Ohio as it applies to contracts to be performed entirely within Ohio.

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

         15.5 CONSENT TO JURISDICTION. THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE INTERPRETATION, IMPLEMENTATION AND ENFORCEMENT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY SUBMIT AND CONSENT TO SUCH JURISDICTION.

         Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.2 of this Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court should find that subject matter jurisdiction is not available in the Bankruptcy Court, Buyer and Seller hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the Northern District of Ohio.

         15.6 SEVERABILITY. Any term or provision of the Transaction Documents that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Transaction Documents or affecting the validity or enforceability of any of the terms or provisions of the Transaction Documents in any other jurisdiction.

         15.7 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

         15.8 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

         15.9 RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the

Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; and (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time.

         15.10 COUNTERPARTS. The Transaction Documents may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                           SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.


                               MONARCH MANUFACTURING COMPANY

                               By:
                                   -------------------------------------
                                   Name: David S. Mulcahy
                                   Title: Chairman


                               AMERICAN WEATHER-SEAL COMPANY


                               By:
                                   -------------------------------------
                                   Name: Joseph Dominijanni
                                   Title: President and Chief Executive Officer


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